HACKENSACK, NJ, March 4, 2016 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the quarter ended January 31, 2016. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS ($ in thousands, except per share amounts)	Quarter Ended January 31,
	2016	2015
* Net Income Per Share-Basic & Diluted	$0.15	$0.15
* Dividends Per Share	$0.30	$0.30
* AFFO Per Share-Basic & Diluted	$0.35	$0.40
* AFFO Payout	85.7%	75.0%
* NOI	$5,947	$6,270
* Average Residential Occupancy	94.0%	95.2%
* Average Commercial Occupancy (a)	84.5%	83.1%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project.

RESULTS OF OPERATIONS

First Quarter Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 1.3% to $11.4 million as compared to $11.3 million for the prior year’s comparable period.

•	Funds From Operations (“FFO”) was $2.7 million or $0.40 per share, as compared to $2.7 million or $0.40 per share, for the prior year’s comparable period.

•	Net income attributable to common equity (“net income”) was $1.0 million or $0.15 per share, as compared to $1.0 million or $0.15 per share, for the prior year’s comparable period.

•	Adjusted Funds From Operations (“AFFO”) modifies FFO for unique revenue and expense items, which the Company believes are germane to the measurement of the Company’s ongoing operating performance, such as: capital improvements and deferred rents. AFFO was $2.4 million or $0.35 per share, as compared to $2.7 million or $0.40 per share, for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Quarter Ended January 31,
	2016	2015	Change
	(In Thousands of Dollars, Except Per Share Amounts)
Revenues:
Commercial properties	$5,902	$5,668	$234
Residential properties	5,522	5,612	(90)
Total real estate revenues	11,424	11,280	144

Operating Expenses:
Real estate operations	5,500	5,086	414
General and administrative	471	492	(21)
Depreciation	1,720	1,647	73

Investment income	(39)	(40)	1

Financing costs	2,729	2,782	(53)

Net income attributable to noncontrolling interests in subsidiaries	(41)	(265)	224
Net income attributable to common equity	$1,002	$1,048	$(46)

Earnings per share - basic and diluted	$0.15	$0.15	$—

Weighted average shares outstanding:
Basic and diluted	6,766	6,821

Dividends

The first quarter dividend of $0.30 per share will be paid on March 15, 2016 to shareholders of record on March 1, 2016.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Quarter Ended January 31,
	2016	2015
	(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$1,043	$1,313
Depreciation of consolidated properties	1,720	1,647
Amortization of deferred leasing costs	77	75
Distributions to minority interests	(150)	(300)
FFO	$2,690	$2,735

Per Share - Basic and Diluted	$0.40	$0.40

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,690	$2,735
Amortization of acquired leases	—	1
Deferred rents (Straight lining)	23	75
Capital Improvements - Apartments	(314)	(86)
AFFO	$2,399	$2,725

Per Share - Basic and Diluted	$0.35	$0.40

Weighted Average Shares Outstanding:
Basic and Diluted	6,776	6,821

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $356 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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